FOR IMMEDIATE RELEASE

Investor Contact:	Investor Contact:	Media Contact:

Peggy Jo Toth	Todd A. Fromer	Kerri Budde

248-644-0500 ext. 42873	KCSA	248-554-6532

vsih@vsi-hq.com	212-682-6300	kbudde@vsi-hq.com

tfromer@kcsa.com

VSI Holdings, Inc. Files Suit Against SPX Corporation

Asks Court to Enforce Merger Agreement

     Bloomfield Hills, Michigan, September 21, 2001 — VSI Holdings, Inc. (AMEX:VIS) has filed a lawsuit against SPX Corporation (NYSE:SPW) in Oakland County, Michigan circuit court to enforce their merger agreement. The lawsuit requests the court to require SPX to complete the $197 million merger acquisition of VSIH and/or award damages to VSIH and its stockholders.

     On March 24, 2001, SPX and VSIH entered into a merger agreement pursuant to which SPX would acquire VSIH. On May 8, 2001, SPX delivered a notice to VSIH stating SPX’s intention to terminate the agreement. On August 3, 2001 SPX advised VSIH that it intended to stand on its previous May 8, 2001 notice.

     The Company noted that its decision to file a lawsuit against SPX Corporation follows an in-depth investigation of SPX’s claims by VSIH and discussions between the two companies.

     “Since entering into this merger agreement, VSIH has made every effort to accommodate SPX and has responded quickly to their requests for information. Unfortunately, their continued unwillingness to proceed with the merger leaves us no alternative but to protect our shareholders by seeking a legal remedy,” stated Steve Toth Jr., Chief Executive Officer of VSI Holdings.

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About VSI Holdings, Inc.

     The VSI Networks provide customer relationship management services, Internet/Intranet communications, education and training, and edutainment/entertainment. The company employs over 1,000 professionals through its networks and offers integrated marketing services using a wide range of technology-driven alternatives.

     The spectrum of services of the Networks include concept development through implementation of Web-based offerings including seamless CRM/e-commerce integration, customer interaction center and back-end fulfillment; long-form cable programming; interactive satellite-driven and Web-based education and e-learning; integrated logistics and distribution; database management; site-based marketing and touring events. Information about VSI Holdings is available on their Web site at www.vsiholdings.com.

VSInetworks ... People Who Get It!

     Certain statements in this press release included are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements involve a number of risks, uncertainties, and other factors including potential changes in market conditions that could cause actual results to differ materially. Please refer to the Company’s filings with the Securities and Exchange Commission for a discussion of certain important factors that relate to forward looking statements contained herein. Although the Company believes that the expectations reflected in any such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.